Exhibit 99.1

Press Release

Intcomex, Inc. Announces Closing of Notes Offering

MIAMI, Fla. – Intcomex, Inc. (“Intcomex”) announced today that it consummated its private offering to eligible purchasers of $120,000,000 aggregate principal amount of 13 1/4% Second Priority Senior Secured Notes due 2014 (the “New Notes”) and the early settlement of its previously announced cash tender offer and consent solicitation (the “Offer”) with respect to any and all of its $96,915,000 aggregate principal amount of 11 3/4% Second Priority Senior Secured Notes due 2011, CUSIP No. 45809NAB3 (the “2011 Notes”) on December 22, 2009.

Intcomex used the net proceeds from the sale of the New Notes to fund the payment of consideration and costs relating to the Offer. As of 5:00 pm, New York City time, on December 21, 2009 (the “Consent Time”), $80,370,911 aggregate principal amount of the 2011 Notes had been validly tendered and not withdrawn, which represented approximately 98.3% of the outstanding aggregate principal amount of the 2011 Notes, excluding the 2011 Notes held by certain of Intcomex’s shareholders and their affiliates. On December 22, 2009, Intcomex accepted for purchase and payment (the “Early Settlement”) all of the 2011 Notes that were validly tendered at or prior to the Consent Time. Payment for the 2011 Notes pursuant to the Early Settlement was made on December 22, 2009 (the “Early Settlement Date”). Holders of the 2011 Notes who tendered their 2011 Notes at or prior to the Consent Time received $1,007.50 for each $1,000 principal amount of the 2011 Notes validly tendered (which included the consent payment of $30.00 per $1,000 principal amount of the 2011 Notes), plus any accrued and unpaid interest up to, but not including, the Early Settlement Date.

Also on December 22, 2009:

•

Certain of Intcomex’s shareholders and their affiliates contributed $20.0 million of new capital in exchange for newly-issued shares of Intcomex common stock. This capital contribution consisted of: (a) approximately $14.8 million face value of 2011 Notes transferred to Intcomex by certain of its shareholders and their affiliates, plus (b) approximately $1.1 million consisting of accrued interest and $7.50 per $1,000 principal amount repurchase premium paid on the transferred notes, plus (c) an additional capital contribution by certain of Intcomex’s shareholders and their affiliates of approximately $4.1 million.

•

Intcomex closed a new senior secured revolving credit facility (the “Senior Secured Revolving Credit Facility”) with Comerica Bank. The aggregate size of the facility is $20.0 million (with a possible increase of an additional $10.0 million) and it matures in January 2013.

•

Intcomex instructed the Trustee under the indenture under which the 2011 Notes were issued, dated as of August 25, 2005 (as supplemented to such date, the “Indenture”) to redeem the remaining 2011 Notes that were not tendered prior to the Early Settlement Date and purchased pursuant to the Tender Offer. The redemption date will be January 15, 2010. Until such date, remaining 2011 Notes will remain outstanding and the holders thereof will be subject to the terms of the Indenture, as amended by the terms of the Second Supplemental Indenture entered into on December 22, 2009.

This announcement does not constitute an offer to purchase the 2011 Notes or a solicitation of consents to amend the related indenture. The Offer was made solely pursuant to the Offer to Purchase and Consent Solicitation Statement. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes. The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements regarding future events and future performance of Intcomex that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and its ability to maintain growth. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the effects of the global economic downturn on the markets in which Intcomex operates or plans to operate, which may lead to a decline in Intcomex’s business and its results of operations; (2) an increase in competition in the markets in which Intcomex operates or plans to operate; (3) difficulties in maintaining and enhancing internal controls and management and financial reporting systems; (4) adverse changes in general, regional and country-specific economic and political conditions in Latin America and the Caribbean; (5) fluctuations of other currencies relative to the U.S. dollar; (6) difficulties in staffing and managing Intcomex’s foreign operations; (7) departures of Intcomex’s key executive officers; (8) increases in credit exposure to Intcomex’s customers; (9) adverse changes in Intcomex’s relationships with vendors and customers; (10) declines in Intcomex’s inventory values; and (11) other factors contained in Intcomex’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

Intcomex, Inc.

Russell A. Olson, Chief Financial Officer

1-305-477-6230

“Safe Harbor” Statement under the Private Securities Litigation Act of 1995: Statements in this press release regarding Intcomex, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

2